Exhibit (a)(1)(H)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

CASCADE CORPORATION

at

$65.00 Net Per Share

by

INDUSTRIAL COMPONENTS AND ATTACHMENTS II, INC.,

an indirect wholly-owned subsidiary of

TOYOTA INDUSTRIES CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, DECEMBER 3, 2012, (THE “EXPIRATION DATE”) UNLESS THE OFFER IS EXTENDED.

November 2, 2012

Dear Cascade Corporation Savings and Investment Plan Participant:

Our records show that common stock of Cascade Corporation (“Cascade”) is held for your account under the Cascade Corporation Savings and Investment Plan (the “Plan”). Cascade has entered into an Agreement and Plan of Merger, dated October 22, 2012 (the “Merger Agreement”), with Toyota Industries Corporation (“TICO”) and Industrial Components and Attachments II, Inc., an indirect wholly-owned subsidiary of TICO (“Purchaser”), pursuant to which Cascade will be acquired by TICO.

Purchaser has commenced a tender offer (the “Offer”) to acquire all of Cascade’s outstanding common shares (the “Shares”) for $65.00 per share, net to the seller in cash, without interest, less any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions of the Offer. Enclosed for your consideration are the Offer to Purchase, dated November 2, 2012 (the “Offer to Purchase”), the Tender Offer Instruction Form, and the Solicitation/Recommendation Statement on Schedule 14D-9 (“Schedule 14D-9”).

The Offer is subject to conditions, including the tender of at least a majority of the Shares, the accuracy of representations and warranties, regulatory approval, compliance by Cascade in all material respects with all covenants in the Merger Agreement, and other customary conditions. The Offer will be followed by a merger in which each Share not purchased in the Offer will be converted into the right to receive the Offer Price.

After careful consideration, Cascade's board of directors (the “Cascade Board”) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer, are in the best interests of Cascade's shareholders, and has therefore unanimously approved and adopted the Merger Agreement and recommended that Cascade’s shareholders accept the Offer. Schedule 14D-9 discusses the factors considered by the Cascade Board in arriving at its recommendation.

Because the Shares are held for your Plan account, you may only tender such Shares by instructing us, as Trustee of the Plan, to do so. To provide such instructions and tender all or a portion of the Shares in your Plan account, please complete the attached Tender Offer Instruction Form and return it to the address described therein.

Please carefully note the following:

1. The Offer Price for the Shares is $65.00 per Share, net to seller in cash, without interest, less any applicable withholding taxes. If you timely instruct us to tender the Shares held for your plan account, the funds received will be allocated to your account and held in the Vanguard Wellington Fund, the Plan's default fund, until you take action to reallocate such funds.

2. The Offer is being made for all outstanding Shares.

3. Although we expect that the Offer will expire at 12:00 midnight, New York time, on Monday, December 3, 2012, we ask that you return your completed Tender Offer Instruction Form on or before Tuesday, November 27, 2012.

4. The Offer is subject to certain conditions described in Section 15 of the Offer to Purchase.

As described above, if you wish to have us tender any or all of the Shares held for your Account, please so instruct us by completing, executing, and returning to us the Tender Offer Instruction Form on following page. An envelope to return your instructions to us is enclosed. If you authorize tender of the Shares held for your account, all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your completed Tender Offer Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the Expiration Date.

TENDER OFFER INSTRUCTION FORM

CASCADE CORPORATION SAVINGS AND INVESTMENT PLAN

BEFORE COMPLETING THIS FORM, PLEASE CAREFULLY READ

THE ACCOMPANYING INFORMATION

In response to the offer to purchase all of the outstanding shares of common stock (“Shares”) of Cascade Corporation, at a purchase price of $65.00 per Share, net to your Plan account in cash, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase, dated November 2, 2012 (such terms and conditions, as may be amended from time to time, are referred to in this letter as the "Offer) by Industrial Components and Attachments II, Inc. (“Purchaser”), an indirect wholly-owned subsidiary of Toyota Industries Corporation, I hereby instruct Mercer Trust Company ("Mercer"), as trustee of Cascade Corporation Savings and Investment Plan (the “Plan”), to tender or not to tender the Shares allocated to my account under the Plan in response to the Offer as follows (PLEASE CHECK ONE BOX AND COMPLETE THE REMAINDER OF FORM—If more than one box is checked below your election may be disregarded):

1.	☐ YES. I DIRECT MERCER TO TENDER ALL OF THE SHARES ALLOCATED TO MY PLAN ACCOUNT IN RESPONSE TO THE OFFER.

2.	☐ YES. I DIRECT MERCER TO TENDER A PORTION (1%-99%, WHOLE PERCENTAGE ONLY) OF THE SHARES ALLOCATED TO MY PLAN ACCOUNT IN RESPONSE TO THE OFFER. If you fail to insert a (whole) percentage, your election will be treated as an election NOT to tender any of your Shares.

Regardless of the manner in which they are submitted, Tender Offer Instructions that are not timely received and those received without a box checked above or with more than one box checked or unsigned will be treated as an instruction to NOT tender Shares. Non-tendered Shares will be converted into the right to receive the Offer Price at the time of the merger between Cascade Corporation and Purchaser.

You may submit your instructions by mailing this completed form promptly in the enclosed envelope to Computershare, 250 Royall Street, Canton, MA 02021.

YOUR INSTRUCTIONS, HOWEVER SUBMITTED, MUST BE RECEIVED NO LATER THAN 12:00 MIDNIGHT, NEW YORK TIME, ON TUESDAY, NOVEMBER 27, 2012 (OR, IF THE OFFER IS EXTENDED, ON THE FOURTH BUSINESS DAY PRIOR TO THE EXPIRATION OF THE OFFER, AS EXTENDED). IF YOUR INSTRUCTIONS ARE NOT RECEIVED BY THIS DEADLINE, THE SHARES HELD FOR YOUR ACCOUNT WILL NOT BE TENDERED.

Signature	Date

Print Name	Daytime Phone Number

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